EXHIBIT 99.1
News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com

Phone:	704-731-1527

Email:	don.washington@enproindustries.com
EnPro Industries Achieves Record Results in First Quarter
As Sales, Segment Profits and Profit Margins Reach New Highs
•	Sales are EnPro’s highest as an independent company, increasing by 7% to $228.3 million as all segments show growth

•	EBITDA increases 29%, to $32.3 million from $25.1 million

•	Segment margins reach 16.8%, EnPro’s highest as an independent company, as operations benefit from robust market conditions and improved productivity

•	Strong market conditions and improving operational performance should continue to benefit 2006 results
CHARLOTTE, N.C., May 2, 2006 — EnPro Industries, Inc. (NYSE: NPO) today reported record quarterly sales, segment profits and segment profit margins in the first quarter of 2006, and a significant increase in net income and earnings per share compared to the first quarter of 2005.
Net income in the first quarter was $14.8 million, or $0.69 a share, compared to net income of $10.0 million, or $0.47 a share, for the first quarter of 2005. Earnings per share are expressed on a diluted basis throughout this release.
Results in the first quarter of 2005 included a loss reserve on engine orders in the Engine Products and Services segment, which reduced earnings per share by $0.11.
The company saw strength across a broad range of markets in the first quarter of 2006, and sales increased by 7%, to $228.3 million compared to $212.5 million in the first quarter of 2005. The increase was limited by lower foreign exchange rates, which negatively affected sales by about 3% in 2006.
“Our operations continue to perform well, improving productivity and drawing on strong market positions to achieve outstanding results,” said Ernie Schaub, president and chief executive officer. “In the first quarter, we produced our highest segment profit and margins since we became an independent company four years ago. We attribute these accomplishments to the effectiveness of our corporate strategies, particularly our goals for operational excellence. We will continue to focus on operational excellence in 2006 as we also seek to improve our success in new product development, market expansion and the acquisition of complementary product lines.”
Sealing Products Segment
The Sealing Products segment reported its strongest quarter in EnPro’s history. Profit margins reached their highest levels since EnPro became an independent, publicly traded company in May, 2002. Profits increased by 17% on a 7% increase in sales.

($ Millions)
Quarter Ended	3/31/06	3/31/05
Sales	$108.0	$100.5
Profit	$21.1	$18.1
Margin	19.5%	18.0%
Sales were higher at all operations in the segment compared to the first quarter of 2005. Stemco continued to benefit from strong demand for wheel-end products by truck and trailer manufacturers. Garlock Sealing Technologies’ North American markets were stimulated by growth in maintenance activity in the oil and gas industry, improvements in general industrial markets and higher demand from the power generation industry.
The segment’s profits reflect favorable conditions in most markets, better pricing for many products in the segment and continued improvements in productivity and operational efficiency.
Engineered Products Segment
The Engineered Products segment also produced its highest quarterly profit margins. Margins improved as profits grew by 26% and sales grew by 6%. The results reflect the impact of a weaker euro, which reduced profits in the quarter by 4% and sales by 5%.

($ Millions)
Quarter Ended	3/31/06	3/31/05
Sales	$97.3	$91.5
Profit	$16.6	$13.2
Margin	17.1%	14.4%
The increase in sales reflects strong demand from U.S. industrial and oil and gas markets, which benefited Quincy Compressor, as well as improvements in European markets served by France Compressor Products. Although GGB reported higher volume in the quarter as a result of strengthening in certain European markets, sales at GGB were slightly below a year ago because of the weaker euro.
Profits improved at all operations in the segment, reflecting higher volumes, better pricing for certain products, increased operating efficiencies and a better performance at GGB’s Slovakian operations.
Engine Products and Services Segment
Increased shipments of engines and associated items benefited Fairbanks Morse Engine, which reported an 11% increase in sales over the first quarter of 2005. Fairbanks Morse reported a modest profit in 2006, compared to a loss last year, when a $3.5 million reserve was established for loss provisions on engine orders supporting U.S. Navy shipbuilding programs. Lower sales of parts and services and increased expenses negatively impacted the segment’s profits in 2006.

($ Millions)
Quarter Ended	3/31/06	3/31/05
Sales	$23.3	$20.9
Profit (Loss)	$0.6	$(2.0)
Margin	2.6%	n/a
Cash Flows
EnPro’s cash balances decreased by $17.6 million to $91.9 million at March 31, 2006 from $109.5 million at December 31, 2005 as working capital increased by $25.7 million. Working capital normally builds during the first half of the year as seasonal activity increases in many of the company’s markets.
Net cash outflows for asbestos claims and expenses increased significantly, to $21.4 million from $1.9 million in the first quarter a year ago, when the company received approximately $22 million in past due asbestos insurance reimbursements. The higher first quarter net outflow also reflected the timing of the payment of several large asbestos settlements.
Asbestos Claims and Insurance
New asbestos claims filed against the company’s subsidiaries in the first quarter were 2,900, 53% lower than the 6,200 new claims filed in the first quarter of 2005. The significant reduction demonstrated the continuing trend of lower filings that began in the second half of 2004 and principally reflects a decrease in non-malignant filings, as the number of new serious disease cases has been approximately the same for each of the last three years. The decline in non-malignant filings reflects the positive impact of legislative and judicial reforms in certain states and adverse publicity concerning recruited claims from mass screening activities. Increasing values of serious disease cases have offset much of this positive impact.
Near the end of the first quarter, a $6.4 million dollar asbestos verdict rendered against Garlock in 2003 was overturned by the Ohio Court of Appeals. A $5.7 million cash bond posted by the company in connection with the appeal will be released in the second quarter and the amount of the bond will be reclassified from the company’s restricted cash balance to its unrestricted cash balance.

Outlook
“As the second quarter begins, activity in our industrial markets remains at levels similar to those we experienced in the first quarter,” Schaub said. “We expect to benefit from these conditions and from improvements in our efficiency and productivity, both in the second quarter and for the remainder of the year. As a result, our segment results in 2006 should exceed the segment results we reported in 2005.”
Schaub noted that when the company’s remaining insurance coverage for asbestos claims becomes fully allocated to pending and estimated future claims, EnPro will be required to take additional charges to income for any increases in the asbestos liability, any payments of asbestos-related legal fees and expenses and any loss or impairment of available insurance assets. The company now believes it will begin to take these charges in 2006. These charges will not result in a change to cash flows above what they would otherwise be.
“May 31 will mark our fourth anniversary as an independent public company,” Schaub continued. “We have adhered to the strategies we began articulating four years ago, and they have enabled us to take advantage of the opportunities presented to us by our markets. We are extremely pleased and proud of our progress. We are confident our plan will continue to improve the value of our company, and we look forward to the future with confidence.”
Conference Call Information
EnPro will hold a conference call today, May 2, at 9:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (800) 926-7061 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 5479010. The replay will also be available on the Company’s website.
Forward Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005, and the Forms 10-Q for the quarter ended March 31, 2006, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters Ended March 31, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	2006	2005

Sales	$228.3	$212.5

Operating costs and expenses:
Cost of sales	149.9	143.4
Selling, general and administrative expenses	48.9	48.0
Asbestos-related expenses	4.9	4.2
Other	0.4	0.1

Total operating costs and expenses	204.1	195.7

Operating income	24.2	16.8

Interest expense	(2.0)	(2.2)
Interest income	1.2	0.7
Other income	—	0.4

Income before income taxes	23.4	15.7

Income tax expense	(8.6)	(5.7)

Net income	$14.8	$10.0

Basic earnings per share	$0.71	$0.49

Average common shares outstanding (millions)	20.8	20.6

Diluted earnings per share	$0.69	$0.47

Average common shares outstanding (millions)	21.4	21.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended March 31, 2006 and 2005
(Stated in Millions of Dollars)

	2006	2005

Operating activities
Net income	$14.8	$10.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	6.3	6.1
Amortization	1.9	1.8
Deferred income taxes	4.7	3.9
Change in assets and liabilities, net of effects of acquisition of business:
Payments for asbestos-related claims, net of insurance proceeds	(16.5)	2.3
Receivables	(17.3)	(10.3)
Inventories	(5.5)	(10.8)
Accounts payable	2.8	(2.3)
Other current assets and liabilities	(5.7)	(6.7)
Other non-current assets and liabilities	3.3	3.7

Net cash used in operating activities	(11.2)	(2.3)

Investing activities
Purchases of property, plant and equipment	(6.8)	(5.0)
Deposits into restricted cash accounts	—	(35.3)
Payment in connection with acquisition of business	(0.5)	—
Other	—	0.1

Net cash used in investing activities	(7.3)	(40.2)

Financing activities
Proceeds from issuance of common stock	0.3	0.6
Other	0.4	1.0

Net cash provided by financing activities	0.7	1.6

Effect of exchange rate changes on cash and cash equivalents	0.2	(0.9)

Net decrease in cash and cash equivalents	(17.6)	(41.8)
Cash and cash equivalents at beginning of year	109.5	108.0

Cash and cash equivalents at end of period	$91.9	$66.2

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2006 and December 31, 2005
(Stated in Millions of Dollars)

	March 31,	December 31,
	2006	2005

Current assets
Cash and cash equivalents (unrestricted)	$91.9	$109.5
Accounts and notes receivable	132.7	114.0
Asbestos insurance receivable	107.4	104.7
Inventories	70.9	65.0
Other current assets	19.8	23.1

Total current assets	422.7	416.3

Property, plant and equipment	148.8	147.7
Goodwill	145.9	144.7
Other intangible assets	61.4	62.5
Asbestos insurance receivable	404.2	388.1
Restricted cash	41.1	41.1
Other assets	72.7	75.8

Total assets	$1,296.8	$1,276.2

Current liabilities
Accounts payable	$58.7	$55.6
Asbestos liability	68.2	81.6
Other accrued expenses	68.2	70.4

Total current liabilities	195.1	207.6

Long-term debt	185.2	185.2
Deferred income taxes	22.6	23.3
Retained liabilities of previously owned businesses	28.5	28.2
Environmental liabilities	27.4	27.7
Asbestos liability	205.4	189.7
Other liabilities	74.4	74.6

Total liabilities	738.6	736.3

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	413.4	411.4
Retained earnings	132.7	117.9
Accumulated other comprehensive income	13.5	12.0
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	558.2	539.9

Total liabilities and shareholders’ equity	$1,296.8	$1,276.2

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters Ended March 31, 2006 and 2005
(Stated in Millions of Dollars)
Sales

	2006	2005
Sealing Products	$108.0	$100.5
Engineered Products	97.3	91.5
Engine Products and Services	23.3	20.9

	228.6	212.9
Less intersegment sales	(0.3)	(0.4)

	$228.3	$212.5

Segment Profit

	2006	2005
Sealing Products	$21.1	$18.1
Engineered Products	16.6	13.2
Engine Products and Services	0.6	(2.0)

	$38.3	$29.3

Segment Return on Sales

	2006	2005
Sealing Products	19.5%	18.0%
Engineered Products	17.1%	14.4%
Engine Products and Services	2.6%	(9.6)%

	16.8%	13.8%

Reconciliation of Segment Profit to Net Income

	2006	2005
Segment profit	$38.3	$29.3
Corporate expenses	(8.1)	(6.8)
Asbestos-related expenses	(4.9)	(4.2)
Interest expense, net	(0.8)	(1.5)
Other expense, net	(1.1)	(1.1)

Income before income taxes	23.4	15.7
Income tax expense	(8.6)	(5.7)

Net income	$14.8	$10.0

EnPro Industries, Inc.
Reconciliation of Net Income to EBITDA (Unaudited)
For the Quarters Ended March 31, 2006 and 2005
(Stated in Millions of Dollars)

	2006	2005
Net income	$14.8	$10.0

Interest expense, net	0.8	1.5

Income tax expense	8.6	5.7

Depreciation and amortization	8.1	7.9

EBITDA	$32.3	25.1

EBITDA, or earnings before interest , taxes, depreciation and amortization, is a non-GAAP financial measure which management believes investors may find useful understanding the company’s results. EBITDA is not a substitute for GAAP measures of the company’s performance, such as net income or cash flow from operating activities. The definition of EBITDA presented here may differ from definitions used by other companies.